Exhibit 99.1

Press Release	Source: Ultra Clean Holdings, Inc.
Ultra Clean Appoints Michael Keogh as Chief Financial Officer
HAYWARD, Calif., July 8, 2026 – Ultra Clean Holdings, Inc. (Nasdaq: UCTT) today announced the appointment of Michael Keogh as Chief Financial Officer, effective August 5, 2026. Mr. Keogh succeeds Sheri Savage and will report to Chief Executive Officer James Xiao.
Mr. Keogh brings more than 25 years of global financial and operational leadership experience spanning the semiconductor, advanced manufacturing, automotive, and technology industries. He has built a distinguished track record of leading business transformations, improving financial and operational performance, and partnering with executive teams to scale complex global organizations.
“Mike is a highly accomplished finance executive whose best-in-class experience extends well beyond traditional finance leadership,” said James Xiao, CEO. “His combination of strategic vision, capital markets expertise, and global manufacturing experience makes him an outstanding addition to our leadership team. As we continue executing our UCT 3.0 strategy and positioning the company for long-term growth, Mike's leadership will help strengthen our execution, support disciplined capital allocation, and create long-term value for our shareholders.”
“I look forward to partnering with James and the leadership team to help drive the UCT 3.0 strategy and position the company for its next phase of growth as demand for advanced manufacturing capacity across the semiconductor equipment ecosystem continues to accelerate,” added Mike Keogh.
Most recently, Mr. Keogh served as Chief Financial Officer of Ford Model e and Integrated Services, where he was instrumental in shaping Ford's EV strategy, supporting multi-billion-dollar joint ventures, and advancing capital allocation decisions during a period of significant business transformation. Previously, as Chief Financial Officer of Bright Machines, he led the company's financial turnaround. Earlier in his career, he held senior finance leadership positions at Apple, Stanley Black & Decker, and Intel, supporting global manufacturing, research and development, enterprise strategy, and business expansion.
Mr. Keogh holds a Master of Business Administration from Cornell University and a Bachelor of Arts in Industrial Relations from the University of North Carolina at Chapel Hill.
About Ultra Clean Holdings, Inc.
Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems, components, parts, and ultra-high purity cleaning and analytical services, primarily for the semiconductor industry. Under its Products division, UCT offers its customers an integrated outsourced solution for major subassemblies, improved design-to-delivery cycle times, design for manufacturability, prototyping, and high-precision manufacturing. Under its Services Division, UCT offers its customers tool chamber parts cleaning and coating, as well as micro-contamination analytical services. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.
Contact:
Rhonda Bennetto
SVP, Investor Relations
rbennetto@uct.com